NR07-10	May 10, 2007

NOT FOR DISSEMINATION IN THE UNITED STATES
OR FOR RELEASE TO U.S. NEWSWIRE SERVICES

ITH CLOSES $14,650,800 BROKERED PRIVATE PLACEMENT

Vancouver, British Columbia…..International Tower Hill Mines Ltd. (the “Company” or “ITH”) - (TSX Venture Exchange: ITH, OTCBB: ITHMF, Frankfurt: IW9), is pleased to announce that on May 9, 2007, the Company completed a brokered private placement, led by Pacific International Securities Inc. and including Canaccord Adams as agents (the “Agents”), of 6,104,500 units (the “Units”) at a price of $2.40 per Unit to raise gross proceeds of $14,650,800 (the “Offering”).  Each Unit consisted of one common share of the Company (“Share”) and one transferable common share purchase warrant (“Warrant”).  Each Warrant entitles the holder to acquire one additional Share until May 9, 2009 at an exercise price of $3.00, provided that if, over any period of 20 consecutive trading days between September 10, 2007 and May 9, 2009, the daily volume weighted average trading price of the Company’s common shares on the stock exchange where the majority of the trading volume in the Company’s common shares occurs exceeds $4.50 on each of those 20 consecutive trading days, the Company may, within 30 days of such an occurrence, give written notice (the “Early Expiry Notice”) to the warrantholders stating that the Warrants will (unless exercised) expire on the 30th day following the giving of the Early Expiry Notice (unless the 30th day is not a business day in Vancouver, in which case the Warrants will expire on the next day that is a business day) (the “Early Expiry Date”).  If an Early Expiry Notice is given, all unexercised Warrants will then expire on the Early Expiry Date.

As consideration for acting as agents, the Agents received a commission of 7% of the gross proceeds of the Offering, payable in a combination of cash ($516,175.20) and 212,242 commission units.  Each commission unit has the same attributes as a Unit, except that the warrants are non-transferable.  In addition, the Agents received 488,360 compensation options, each compensation option entitling the holder to purchase one Share at a price of $2.70 until May 9, 2009.  The Company also paid the Agents’ costs and expenses of the Offering.

All securities issued in the Offering have a hold period in Canada which expires on September 10, 2007.

The net proceeds of the Offering will be used for acquisition payments and exploration programs on the Company’s Alaska and Nevada properties into 2008, for future property acquisitions and exploration programs on such properties, and for working capital.

As a result of the Offering, the Company now has approximately 36,844,472 Shares outstanding (approximately 54,396,671 fully diluted).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the foregoing securities in the United States.  None of the foregoing securities have been, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to advanced gold and base metal discoveries.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its holdings, thereby giving its shareholders the maximum value for their investment.

For further details on the Company readers are referred to the Company’s web site (www.internationaltowerhill.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.

This news release contains certain statements that may be deemed “forward-looking statements”.  All statements in this release, other than statements of historical fact, that address events or developments that the Company expects to occur, are forward-looking statements.  Forward-looking statements in this document include statements with respect to the Company’s anticipated use of proceeds and expenditures on exploration.  Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include failure to successfully negotiate or subsequently close such transactions, uncertainty with respect to findings under exploration programs and general economic, market or business conditions.  Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.